Exhibit 99.1

Lori Rafield, Ph.D. Appointed Permanent CEO of Diadexus

SOUTH SAN FRANCISCO, Calif., April 20, 2015 -- Diadexus, Inc. (OTCQB: DDXS), a diagnostics company developing and commercializing products that aid in the prediction of cardiac disease risk, today announced the appointment of Lori F. Rafield, Ph.D. as chief executive officer of the Company on a permanent basis, effective immediately. Dr. Rafield has continued to serve as chairman since 2010. She assumed the responsibility of interim executive chair in June 2014 and then was appointed interim chief executive officer in January 2015.

“Lori has assembled a leadership team with deep operating experience and we are pleased she has agreed to lead this team as Diadexus’ permanent chief executive officer,” said Karen Drexler, independent director of the board of directors for Diadexus. “Over the past several months, Lori has been driving the evolution of Diadexus from a single-product business into a multi-product company. She understands the business and what needs to be done to be successful to drive value as well as long-term growth for Diadexus.”

Dr. Rafield has 25 years of experience leading, advising, and investing in companies in the life sciences industry. For the last 10 years, Dr. Rafield has served as a consultant to both the biotechnology and device industries working with entrepreneurs to create and finance companies with both institutional investor and strategic partners. She has been involved in creating business plans for new opportunities, restructuring existing companies as well as corporate partnering efforts.

From 1998 to 2005, Dr. Rafield was Managing Director at Apax Partners (formerly Patricof & Co. Ventures), where she was Head of Healthcare responsible for developing a diversified investment strategy for a $250 million healthcare portfolio within a $1 billion fund. While at Apax, she was predominately focused on the creation of therapeutic product companies from pharmaceutical assets and resources, which lead to investments in Zymogenetics (Novo Nordisk), Affymax (GSK) and Aerovance (Bayer). From 1995 to 1997, Dr. Rafield was an Investment Principal at Robertson Stephens Early Stage Venture Fund. From 1991 to 1995, she was an affiliate at Institutional Venture Partners. Dr. Rafield held scientific research and management positions at Somatix Therapy Corporation from 1989 to 1991 and at Integrated Genetics, Inc. from 1986 to 1989, where she directed molecular biology efforts in the development and expression of recombinant proteins. She received a Ph.D. in 1981 in Microbiology at University of Virginia Medical School, and was a Postdoctoral Fellow at Harvard Medical School.

About Diadexus, Inc.

Diadexus, based in South San Francisco, California, is a diagnostics company developing and commercializing products that aid in the prediction of cardiac disease risk, providing healthcare providers with actionable information for managing patients. The Company pioneered the testing of Lp-PLA2 (lipoprotein-associated phospholipase A2), a marker of vascular-specific inflammation that provides new information, over and above traditional risk factors measured in a lipid panel, and has over a decade of peer-reviewed literature validating this biomarker’s utility. Diadexus’ products are the only two FDA-cleared tests to measure Lp-PLA2: The PLAC® Test ELISA Kit first cleared by the FDA in 2003 and The PLAC® Test for Lp-PLA2 Activity cleared in December 2014.

The Company also has a pipeline of biomarkers for heart failure, proADM, proET-1 and proANP, with each providing distinct, additive information for healthcare providers over currently available markers. Diadexus also provides services to pharmaceutical partners to address the need to incorporate biomarkers in clinical development. For more information, please visit the Company’s website at www.Diadexus.com.

CONTACT:

Amy Figueroa, CFA, 650-246-6424

Investor Relations and Corporate Communications

afigueroa@Diadexus.com